Exhibit 10.2

December 12, 2023

Re:	Inducement Offer to Exercise Series F Warrants to Subscribe for Common Shares

Dear Holder:

Reliance Global Group Inc., a Florida corporation (the “Company”) is pleased to offer to you (“Holder”, “you” or similar terminology) the opportunity to receive (i) new warrants to subscribe for shares of common stock of the Company, par value $0.086 per share (the “Common Shares”), and (ii) a reduction in the current exercise price (the “Exercise Price”)  of each of the warrants to subscribe for Common Shares held by you (“Series F Warrants”) in consideration for you exercising for cash all of the Series F Warrants held by you, as set forth on your signature page hereto. The resale of the Common Shares underlying the Series F Warrants (the “Warrant Shares”) has been registered pursuant to the Company’s Registration Statement on Form S-1 (File number 333-271110 under the Securities Act (as defined below)) (the “Registration Statement”). The Registration Statement is currently effective and, upon your exercise of your Series F Warrants pursuant to this letter agreement, will be effective for the resale of the Warrant Shares. No later than the first (1st) Trading Day following the date hereof, the Company shall file a prospectus supplement to the Registration Statement in connection with the Series F Warrants pursuant to the terms hereunder. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Series G Warrants (as defined herein).

The Company desires to reduce the Exercise Price of the Series F Warrants to $0.6562 per share (the “New Exercise Price”). In consideration for you exercising in full for cash all of the Series F Warrants held by you as set forth on your signature page hereto (the “Warrant Exercise”) on or before the Execution Time (as defined herein), the Company hereby offers to issue to you or your designees:

(a) a new unregistered share purchase warrant (“Series G Warrant”) pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), to purchase up to a number of Common Shares (the “Series G Warrant Shares”) equal to 200% of the number of reset Warrant Shares issued pursuant to the Warrant Exercise hereunder, which Series G Warrant shall be substantially in the form of the Series F Warrants provided such Series G Warrants shall be exercisable at any time on or after the Shareholder Approval (as defined herein) and until the five year anniversary of the date of issuance and an exercise price per share equal to $0.6562 per Series G Warrant Share, as applicable, subject to adjustment as provided in the Series G Warrants.

(b) The Series G Warrants certificate(s) will be delivered within two (2) Trading Days following the Execution Time, and such Series G Warrants, together with any underlying Common Shares issued upon exercise of the Series G Warrants, will, unless and until registered, contain customary restrictive legends and other language typical for an unregistered Common Shares purchase warrant and unregistered shares. Notwithstanding anything herein to the contrary, in the event that any Warrant Exercise would otherwise cause the Holder to exceed the beneficial ownership limitations (“Beneficial Ownership Limitation”) set forth in Section 2(e) of the Series F Warrants (or, if applicable and at the Holder’s election, 9.99%), the Company shall only issue such number of Warrant Shares to the Holder that would not cause the Holder to exceed the maximum number of Warrant Shares permitted thereunder, as directed by the Holder, with the balance to be held in abeyance until notice from the Holder that the balance (or portion thereof) may be issued in compliance with such limitations, which abeyance shall be evidenced through the Series F Warrants which shall be deemed prepaid thereafter (including the payment in full of the amended exercise price), and exercised pursuant to a Notice of Exercise in the Series F Warrants (provided that no additional exercise price shall be due and payable). The parties hereby agree that the Beneficial Ownership Limitation for purposes of the Series F Warrant is as set forth on the Holder’s signature page hereto. The parties hereby agree that the Beneficial Ownership Limitation for purposes of the Series G Warrant is as set forth on the Holder’s signature page hereto.

In addition, the Company shall hold an annual or special meeting of shareholders on or prior to the date that is ninety (90) days following the Closing Date for the purpose of obtaining Shareholder Approval, with the recommendation of the Company’s Board of Directors that such proposals are approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposals. If the Company does not obtain Shareholder Approval at the first meeting, the Company shall call a meeting every ninety (90) days thereafter to seek Shareholder Approval until the earlier of the date on which Shareholder Approval is obtained or the Series G Warrants are no longer outstanding. The Company shall set the record date for the Shareholder Approval prior to the Closing Date. “Shareholder Approval” shall mean such approval as may be required by the applicable rules and regulations of the Nasdaq Stock Market (or any successor entity) from the shareholders of the Company with respect to issuance of all of the Series G Warrants and the Series G Warrant Shares upon the exercise thereof.

Expressly subject to the paragraph immediately following this paragraph below, you may accept this offer by executing the signature page of this letter, with such acceptance constituting your exercise in full of the Series F Warrants for an aggregate exercise price set forth on your signature page hereto (the “Warrant Exercise Price”) on or before 11:59 p.m., Eastern Time, on December 12, 2023 (the “Execution Time”).

The Holder understands that the Series G Warrants and the Series G Warrant Shares are not, and may never be, registered under the Securities Act, or the securities laws of any state and, accordingly, each certificate, if any, representing such securities shall bear a legend substantially similar to the following:

“THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.”

Certificates evidencing the Series G Warrant Shares shall not contain any legend (including the legend set forth above), (i) while a registration statement covering the resale of such Series G Warrant Shares is effective under the Securities Act, (ii) following any sale of such Series G Warrant Shares pursuant to Rule 144 under the Securities Act, (iii) if such Series G Warrant Shares are eligible for sale under Rule 144 (assuming cashless exercise of the Series G Warrant), without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Series G Warrant Shares and without volume or manner-of-sale restrictions, (iv) if such Series G Warrant Shares may be sold under Rule 144 (assuming cashless exercise of the Series G Warrant) and the Company is then in compliance with the current public information required under Rule 144 as to such Series G Warrant Shares, or (v) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Securities and Exchange Commission (the “Commission”) and the earliest of clauses (i) through (v), the “Delegend Date”)). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Delegend Date if required by the Company and/or the Transfer Agent to effect the removal of the legend hereunder, or at the request of the Holder, which opinion shall be in form and substance reasonably acceptable to the Holder. From and after the Delegend Date, such Series G Warrant Shares shall be issued free of all legends. The Company agrees that following the Delegend Date or at such time as such legend is no longer required under this Section, it will, no later than two (2) Trading Days following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing the Series G Warrant Shares issued with a restrictive legend (such second (2nd) Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends or, at the request of the Holder shall credit the account of the Holder’s prime broker with the Depository Trust Company System as directed by the Holder.

Additionally, the Company agrees to the representations, warranties and covenants set forth on Annex A attached hereto. Holder represents and warrants that, as of the date hereof it is, and on each date on which it exercises any Series G Warrants it will be, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, and agrees that, when issued, the Series G Warrants will contain customary restrictive legends, and neither the Series G Warrants nor the Common Shares issuable upon exercise of the Series G Warrants will be registered under the Securities Act, except as provided in Annex A attached hereto. Also, Holder represents and warrants that it is acquiring the Series G Warrants as principal for its own account and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of the Series G Warrants or the Series G Warrant Shares (this representation is not limiting Holder’s right to sell the Series G Warrant Shares pursuant to an effective registration statement under the Securities Act or otherwise in compliance with applicable federal and state securities laws).

If this offer is accepted and this letter agreement is executed by you and the Company by the Execution Time, then as promptly as possible following the Execution Time, but in any event no later than 8:00 a.m., Eastern Time, on the Trading Day immediately following the date hereof, the Company shall issue a press release disclosing all material terms of the transactions contemplated hereunder and/or file a Current Report on Form 8-K with the Commission disclosing all material terms of the transactions contemplated hereunder, including this letter agreement as an exhibit thereto with the Commission within the time required by the Exchange Act. From and after the issuance of such press release or the filing of such Current Report on Form 8-K, as applicable, the Company represents to you that it shall have publicly disclosed all material, non-public information delivered to you by the Company, or any of its respective officers, directors, employees, or agents in connection with the transactions contemplated hereunder. In addition, effective upon the issuance of such press release and/or the filing of such Current Report on Form 8-K, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, agents, employees or Affiliates on the one hand, and you and your Affiliates on the other hand, shall terminate. The Company represents, warrants and covenants that, upon acceptance of this offer, the Warrant Shares issuable upon your exercise of the Series F Warrants shall be issued free of any legends or restrictions on resale by Holder.

No later than the second (2nd) Trading Day following the date of the public disclosure of the transactions hereunder, the closing (“Closing”) shall occur at such location as the parties shall mutually agree upon execution by the Company and delivery to the Holder of an executed copy of this Agreement, against receipt of such aggregate cash exercise price. Unless otherwise directed by EF Hutton LLC, as placement agent (the “Placement Agent”), Holder shall execute this Agreement and immediately wire the aggregate cash exercise price for such Warrants to the following bank account:

Citibank

153 East 53rd Street

23rd Floor

New York, NY 10022

A/C of Sichenzia Ross Ference LLP

FBO: Reliance Global Group, Inc. Escrow

A/C#:	4974921703
ABA#:	021000089

SWIFT Code: CITIUS33

To the extent the Closing does not occur, all funds received from the Holder will be returned without interest or offset, and this Agreement shall thereafter be of no further force or effect.

The Company acknowledges and agrees that the obligations of the Holder under this letter agreement is several and not joint with the obligations of any other holder or holders of Common Shares warrants and/or preferred investment options issued concurrently with the Series F Warrants (each, an “Other Holder”) under any other agreement which may exist related to the exercise of such Common Shares warrants and/or preferred investment options issued concurrently with the Series F Warrants (“Other Warrant Exercise Agreement”), and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder or under any such Other Warrant Exercise Agreement. Nothing contained in this letter agreement, and no action taken by the Holder or any Other Holder pursuant hereto, shall be deemed to constitute the Holder and the Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and the Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement and the Company acknowledges that the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this letter agreement or any Other Warrant Exercise Agreement. The Company and the Holder confirm that the Holder has independently participated in the Company’s solicitation of, and the mutual negotiation of, the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this letter agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until six (6) months after the date hereof, that none of the terms offered to any Other Holder with respect to any Other Warrant Exercise Agreement (or any amendment, modification or waiver thereof) relating to Common Shares warrants and/or preferred investment options issued concurrently with Series F Warrants held by an Other Holder, is or will be more favorable to such Other Holder than those of the Holder and this letter agreement, unless such terms are concurrently offered to the Holder, except as provided in that certain inducement offer entered into between the Company and Hudson Bay Master Fund Ltd. (“Hudson”) on or around the date hereof which has been consented to by the Holder (the “Hudson Bay Exchange Agreement”). If, and whenever on or after the date hereof until six (6) months after the date hereof, the Company enters into an Other Warrant Exercise Agreement relating to Common Shares warrants and/or preferred investment options issued concurrently with the Series F Warrants, except with respect to the Hudson Bay Exchange Agreement, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this letter agreement shall be, without any further action by the Holder or the Company, automatically be amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exercise Agreement (including the issuance of additional Warrant Shares), provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this letter agreement shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each such Other Warrant Exercise Agreement.

*****

Sincerely yours,

Reliance Global Group Inc.

By:	/s/ Ezra Beyman
Name:	zra Beyman
Title:	Chief Executive Officer

[Holder Signature Page Follows]

Accepted and Agreed to:

Name of Holder: ________________________________________________________

Signature of Authorized Signatory of Holder: _________________________________

Name of Authorized Signatory: _______________________________________________

Title of Authorized Signatory: ________________________________________________

Number of Series F Warrants: 2,105,264

Aggregate Reduced Exercise Price of Holder’s Series F Warrants being exercised contemporaneously with signing this letter agreement: $

Series F Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

Series G Warrants: (200% of total Series F Warrants being exercised):

Series G Warrants Beneficial Ownership Blocker: ☐ 4.99% or ☐ 9.99%

DTC Instructions:

[Holder signature page to Inducement Offer]

Annex A

Representations, Warranties and Covenants of the Company. The Company hereby makes the following representations and warranties to the Holder:

a)	SEC Reports. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein “SEC Reports”). As of their respective dates (or respective dates of amendment, if such SEC Reports were subsequently amended), the SEC Reports complied in all material respects with the requirements of the Exchange Act and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company has never been an issuer subject to Rule 144(i) under the Securities Act.

b)	Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this letter agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith, except as provided in this letter agreement or the Series G Warrants. This letter agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

c)	No Conflicts. The execution, delivery and performance of this letter agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents; or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any liens, claims, security interests, other encumbrances or defects upon any of the properties or assets of the Company in connection with, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which such Company is a party or by which any property or asset of the Company is bound or affected; or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected, except, in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a material adverse effect upon the business, properties, operations, condition (financial or otherwise) or results of operations of the Company, taken as a whole, or in its ability to perform its obligations under this letter agreement.

d)	Registration Obligations. Within 45 calendar days after the Closing, the Company shall file a registration statement on Form S-1 providing for the resale of the Series G Warrant Shares by the holders of the Series G Warrants (the “Resale Registration Statement”). The Company shall use commercially reasonable efforts to cause the Resale Registration Statement to become effective within 90 calendar days following the Closing Date and shall use commercially reasonable efforts to keep the Resale Registration Statement effective at all times until the earlier of (i) no holder of the Series G Warrants owns any Series G Warrants or Series G Warrant Shares or (ii) the Series G Warrant Shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144. In the event that the Resale Registration Statement is not declared effective on or before the deadline in the preceding sentence, the Company shall pay to $5,000 per week to the Holders (to be allocated pro rata) until the date the Resale Registration Statement is declared effective.

e)	Trading Market. The Company reasonably believes that the transactions contemplated under this letter agreement comply with all the rules and regulations of the Nasdaq Capital Market.

f)	Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this letter agreement, other than: (i) the filings required pursuant to this letter agreement; (ii) application(s) or notice to each applicable Trading Market for the listing of the Series G Warrants and Series G Warrant Shares for trading thereon in the time and manner required thereby, and (iii) the filing of Form D with the Commission and such filings as are required to be made under applicable state securities laws.

g)	Listing of Common Shares. The Company hereby agrees to use best efforts to maintain the listing or quotation of the Common Shares on the Trading Market on which it is currently listed, and concurrently with the Closing, the Company shall apply to list or quote all of the Series G Warrant Shares on such Trading Market and promptly secure the listing of all of the Series G Warrant Shares on such Trading Market. The Company further agrees, if the Company applies to have the Common Shares traded on any other Trading Market, it will then include in such application all of the Series G Warrant Shares, and will take such other action as is necessary to cause all of the Series G Warrant Shares to be listed or quoted on such other Trading Market as promptly as possible. The Company will then take all action reasonably necessary to continue the listing and trading of its Common Shares on a Trading Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market. The Company agrees to maintain the eligibility of the Common Shares for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

h)	Subsequent Equity Sales.

(i) From the date hereof until sixty (60) days after the Closing Date, neither the Company nor any Subsidiary shall (A) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Shares or Common Shares Equivalents or (B) file any registration statement or any amendment or supplement to any existing registration statement (other than (x) the Resale Registration Statement referred to herein or (y) prospectus supplement to the Registration Statement to reflect the transactions contemplated hereby). Notwithstanding the foregoing, this Section (h)(i) shall not apply in respect of an Exempt Issuance. “Exempt Issuance” means the issuance of (a) shares of Common Shares or other securities to officers, directors, employees, service providers, or vendors of the Company, including but not limited to under any equity compensation or incentive plan of the Company; (b) securities issued pursuant to a merger, consolidation, acquisition, or similar business combination or strategic transactions, including but not limited to securities issued pursuant to or in satisfaction of earn-out provisions or other payments thereunder, provided that any such issuance shall only be to an entity or person which is an operating company or an owner of an operating company or assets in a business synergistic with the business of the Company, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (c) securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial institution approved by a majority of the disinterested directors of the Company; (d) warrants to the Placement Agent in connection with the transactions pursuant to this letter agreement (the “Placement Agent Warrants”) and any Common Shares upon exercise of the Placement Agent Warrants; (e) and the Common Shares issuable upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into Common Shares issued and outstanding on the date of this letter agreement, provided that such securities have not been amended since the date of this letter agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities; and (f) securities issued pursuant to a merger, consolidation, acquisition, or similar business combination or strategic transactions, including but not limited to securities issued pursuant to or in satisfaction of earn-out provisions or other payments thereunder, approved by a majority of the disinterested directors of the Company, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection therewith during the prohibition period this Section (h)(i), and provided that any such issuance shall only be to a Person (as defined herein) (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities. “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind, for purposes of this Section (h)(i).

i)

Form D; Blue Sky Filings. If required, the Company agrees to timely file a Form D with respect to the Series G Warrants and Series G Warrant Shares as required under Regulation D and to provide a copy thereof, promptly upon request of any Holder. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Series G Warrants and Series G Warrant Shares for, sale to the Holder at Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Holder.

j)	Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of the Series F Warrant or Series G Warrant, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares (if applicable pursuant to the terms of the Series F Warrant and Series G Warrant, respectively) and setting forth a brief statement of the facts requiring such adjustment.